Exhibit 99.1

                                      NEWS RELEASE

Contact:	Mickey Foster Vice President Corporate and Investor Relations (732) 933-5140

FOR IMMEDIATE RELEASE

MILLENNIUM CHEMICALS REPORTS
THIRD QUARTER 2002 OPERATING RESULTS

-- 3Q02 EPS $0.10 per share--
--“Third consecutive quarterly EBITDA increase for
wholly owned businesses,” says Landuyt--

Red Bank, New Jersey, October 30, 2002 -- Millennium Chemicals (NYSE-MCH) (“Millennium”) announced today third quarter 2002 EPS of $0.10, compared to an EPS loss of ($0.20) in the third quarter of last year. Millennium reported third quarter 2002 pro forma EBITDA1 of $100 million compared to third quarter 2001 pro forma EBITDA of $63 million. Third quarter pro forma sales were $856 million compared to last year’s third quarter pro forma sales of $792 million.

In the third quarter of 2002, Millennium reported net income of $6 million compared to a net loss of ($12) million in the third quarter of last year. Both basic and diluted EPS in the third quarter were $0.10 compared to a loss of ($0.20) in the comparable period last year.

William M. Landuyt, Chairman and Chief Executive Officer of Millennium, said, “Millennium reported its third consecutive quarterly EBITDA increase for our wholly owned businesses. Higher selling prices in our titanium dioxide and acetyls businesses this quarter have contributed to the profit improvement as compared to the second quarter of this year. Expectations are that seasonally lower demand for our products and higher energy-related raw material costs will negatively affect sequential trends at our wholly owned businesses in the fourth quarter, but that results will be much improved compared to the fourth quarter in 2001.”

1 EBITDA represents income from operations before interest, taxes, depreciation and amortization, other income items, equity earnings, reorganization charges and the cumulative effect of accounting changes. Pro forma EBITDA, presented for comparative purposes, includes the Company’s underlying interest in Equistar’s results, including an allocation of costs incurred by the Company. Pro forma sales includes the Company’s underlying interest in Equistar’s sales.

Goodwill amortization, which was eliminated due to the adoption of SFAS No. 142 on January 1, 2002, resulted in a charge to income of $6 million in the third quarter of 2001 and of $17 million for the nine months ended September 30, 2001, including the Company’s share of Equistar’s goodwill amortization.

TITANIUM DIOXIDE

The Titanium Dioxide (TiO2) segment reported third quarter EBITDA of $42 million, equal to the third quarter of last year and up from $34 million in the second quarter of 2002. The increase in third quarter EBITDA when compared to the second quarter reflected higher prices offset partially by seasonally lower volumes.

In local currencies, average third quarter prices were down 6 percent from last year’s third quarter, and up 3 percent from the second quarter of 2002. In US dollar terms, the worldwide average third quarter price was down 4 percent from the same quarter last year and was 5 percent higher than the second quarter of 2002.

Third quarter TiO2 sales volume of 161,000 metric tons increased 7 percent from the third quarter of last year and seasonally decreased 5 percent from the second quarter of 2002. Year-to-date sales volume of 485,000 metric tons was 6 percent higher than volume for the same period of last year.

The third quarter’s TiO2 plant production operating rate was 90 percent of annual nameplate capacity of 690,000 metric tons. This represented an increase over the operating rate of 87 percent in last year’s third quarter and was slightly higher than the 89 percent operating rate in the second quarter of 2002.

Outlook

Sales volume in the fourth quarter of 2002 is anticipated to be seasonally lower than the third quarter, but ahead of last year’s fourth quarter. Previously announced price increases should be gradually obtained, with the extent and timing dependent on a continuation of the current pattern of increased year-on-year demand.

ACETYLS

The Acetyls segment reported third quarter 2002 EBITDA of $12 million which was up from $2 million in the third quarter of last year and $7 million in the second quarter of 2002. EBITDA in the third quarter of 2002 increased over the second quarter of 2002 primarily as a result of higher prices on relatively flat sales volumes.

Acetyls prices in the third quarter of 2002 decreased 3 percent from prices in the third quarter of last year and increased 15 percent from the second quarter of 2002. Acetyls volume in the third quarter increased 8 percent from the comparable period of last year and decreased 5 percent from the second quarter of 2002.

Outlook

Acetyl’s volume and price should remain strong in the fourth quarter, although margins are currently being negatively affected by higher natural gas feedstock costs. Industry natural gas prices on the US Gulf Coast averaged about $3.20 per MMBTU in the third quarter of 2002. In October average natural gas spot pricing on the US Gulf Coast was approximately $4.10 per MMBTU. At current levels of natural gas pricing, profits in the fourth quarter of 2002 will likely be lower when compared to the third quarter of 2002, even though previously announced price increases should be obtained during the quarter.

SPECIALTY CHEMICALS

The Specialty Chemicals segment reported third quarter 2002 EBITDA of $4 million compared to $5 million in the third quarter of last year and flat with the second quarter of 2002. Sales volume was down 8 percent from last year’s third quarter and was up 18 percent from the second quarter of 2002.

Average selling prices increased 19 percent compared to last year’s third quarter and declined 11 percent from the second quarter of 2002. Selling prices have declined due to industry oversupply in certain fragrance chemical product lines.

Outlook

Fourth quarter 2002 operating results are expected to be comparable to the third quarter.

EQUISTAR

Millennium’s 29.5 percent stake in Equistar reported third quarter post-interest equity income of $4 million compared to ($26) million of equity loss in the third quarter of last year and a ($10) million equity loss in the second quarter of 2002.

Equistar’s performance improved in the third quarter from the second quarter primarily as a result of price increases that were implemented during the second quarter. However, over the course of the third quarter, the benefit was gradually eroded by higher raw material costs.

Total ethylene volume in the third quarter was approximately equal to the second quarter of this year. Polymer sales volume in the third quarter was approximately 4 percent below strong second-quarter volume.

Millennium’s share of Equistar’s underlying third quarter 2002 sales was $445 million; of operating income, $19 million; and of EBITDA, $41 million. Equistar did not distribute any cash to Millennium in the third quarter, and distributions are not expected until profit levels improve. Equistar produced sufficient cash flow in the third quarter, which enabled the partnership to reduce outstanding bank debt after paying large semi-annual interest payments on outstanding bonds.

Outlook

While Equistar entered the third quarter with good momentum, the latter portion of the quarter was impacted by rising raw material costs and what appears to be some slowing in the pace of the economy’s recovery. Industry supply/demand balances in the ethylene chain have not been adequate to quickly realize price increases that would offset high raw material costs. Global economic and political climates continue to be uncertain. Equistar’s near-term profitability depends on ethylene supply/demand balances and raw material costs, and these elements have placed pressure on Equistar’s performance.

DEBT AND CAPITAL SPENDING

Net debt (total debt less cash) at September 30, 2002 totaled $1.096 billion versus $1.094 billion at the end of the second quarter of 2002. John E. Lushefski, Senior Vice President and Chief Financial Officer of Millennium, said, “Net debt was little changed at the end of the third quarter of 2002 when compared to the end of the second quarter. Net debt could rise in the fourth quarter since about $40 million of semi-annual interest payments on outstanding bonds will be made in the quarter.” Net interest expense was $22 million in the third quarter of 2002, relatively flat with $21 million in the second quarter of 2002.

Year-to-date capital spending was $43 million compared to $85 million during the first nine months of 2001. Depreciation and amortization was $76 million for Millennium’s wholly owned businesses in the first nine months of 2002. Full year capital spending for the wholly owned businesses is expected to approximate $60 to $65 million, while depreciation and amortization should total about $100 million.

PENSION ASSETS AND EQUITY

Because of the recent declines in the financial markets, Millennium’s US pension plans and some of its foreign pension plans may have an unfunded Accumulated Benefit Obligation (ABO) at the end of 2002. Since the beginning of 2002, the fair value of the pension plan assets has been significantly reduced. If the value of these assets does not increase sufficiently by the end of the year, Millennium will need to charge to stockholder’s equity a minimum liability for any unfunded amount and the existing prepaid pension asset related to the affected plans. In this event, the charge to stockholder’s equity would approximate $200 million. Although the reduction in pension trust assets could reduce profitability and increase the need to fund pensions in 2003 and beyond, this would have no immediate impact on Millennium’s results of operations, cash flow or debt covenant compliance.

DIVIDENDS

Millennium has declared a quarterly dividend on its common stock of $0.135 per share. The dividend will be payable on December 31, 2002 to shareholders of record on December 10, 2002. The ex-dividend date will be December 6, 2002.

Millennium Chemicals (website: www.millenniumchem.com) is a major international chemicals company, with leading market positions in a broad range of commodity, industrial, performance and specialty chemicals.

Millennium Chemicals is:

  The second-largest producer of TiO2 in the world and a leading producer of titanium tetrachloride and other products, including zirconia, cadmium/selenium pigments and silica gel;
  The second-largest producer of acetic acid and vinyl acetate monomer in North America;
  A leading producer of fragrance chemicals; and,
  Through its partnership interest in Equistar Chemicals, LP, a partner in the second-largest producer of ethylene and third-largest producer of polyethylene in North America, and a leading producer of ethylene oxide and its derivatives and high value-added specialty polymers.

The statements in this press release that are not historical facts are, or may be deemed to be, “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by the use of forward-looking terminology such as “prospects,” “outlook,” “believes,” “estimates,” “intends,” “may,” “will,” “should,” “anticipates,” “expects” or “plans,” or the negative or other variation of these or similar words, or by discussion of trends and conditions, strategy or risks and uncertainties. In addition, from time to time, Millennium or its representatives have made or may make forward-looking statements in other filings that Millennium makes with the Securities and Exchange Commission, in press releases or in oral statements made by or with the approval of one of its authorized executive officers. These forward-looking statements are only present expectations. Actual events or results may differ materially. Factors that could cause such a difference include: the cyclicality and volatility of the segments of the chemical industry in which Millennium and Equistar Chemicals, LP (“Equistar”) operate, particularly fluctuations in the demand for ethylene, its derivatives and acetyls and the sensitivity of these industry segments to capacity additions; general economic conditions in the geographic regions where Millennium and Equistar generate sales, and the impact of government regulation and other external factors; the ability of Equistar to distribute cash to its partners and uncertainties arising from Millennium’s minority interest in Equistar and Millennium’s future capital commitments to Equistar; changes in the cost of energy and raw materials; the ability of raw material suppliers to fulfill their commitments; the ability of Millennium and Equistar to achieve their productivity improvement, cost reduction and working capital targets, and the occurrence of operating problems at manufacturing facilities of Millennium or Equistar; risks of doing business outside the United States, including currency fluctuations; the cost of compliance with the extensive environmental regulations affecting the chemical industry and exposure to liabilities for environmental remediation and other environmental matters relating to Millennium’s or Equistar’s current and former operations; pricing and other competitive pressures; and legal proceedings relating to present and former operations (including proceedings based on alleged exposure to lead paint and pigments, asbestos and other materials) and other claims. A further description of these risks, uncertainties and other matters can be found in Exhibit 99.1 to Millennium’s Report on Form 10-K for the year ended December 31, 2001. Millennium disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

# # #

(Tables follow)

Listen in live to Millennium’s 2002 third quarter earnings discussion on Tuesday,
October 30 at 10:00 am EST via webcast at http://www.millenniumchem.com and click on the Investor Relations icon.
The teleconference number is 973-582-2741.
Replay will be available until November 6 at 973-341-3080, reservation #3524441.

MILLENNIUM CHEMICALS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Millions, Except Per Share Data)

TABLE I

                                                                   Three months ended    Nine months ended
                                                                      September 30,        September 30,
                                                                   ------------------    ------------------
                                                                     2002       2001       2002       2001
                                                                   -------    -------    -------    -------
Net sales ......................................................   $   411    $   393    $ 1,167    $ 1,256
Operating costs and expense
      Cost of products sold ....................................       316        307        944        978
       Selling, development and
          administrative expenses ..............................        36         35         80        113
                                                                   -------    -------    -------    -------

EBITDA .........................................................        59         51        143        165

Depreciation and amortization ..................................        26         28         76         83
                                                                   -------    -------    -------    -------
Operating income before reorganization
  and plant closure charges ....................................        33         23         67         82
Net interest expense ...........................................       (22)       (18)       (64)       (60)
Equity in results of Equistar- operating .......................        19        (12)        --        (14)
                             - interest ........................       (15)       (14)       (45)       (41)
                             - plant closure ...................        --         --         --         (6)
Reorganization and plant closure charges .......................        --         --         --        (36)
Net other (expense) income .....................................        (1)         2         (2)         1
                                                                   -------    -------    -------    -------

Income (loss) before income taxes, minority
   interest and cumulative
   effect of accounting change .................................        14        (19)       (44)       (74)

(Provision for) benefit from income taxes ......................        (7)         8         22         26
                                                                   -------    -------    -------    -------

Income (loss) before minority interest
   and cumulative effect of accounting change ..................         7        (11)       (22)       (48)
Minority interest ..............................................        (1)        (1)        (2)        (3)
                                                                   -------    -------    -------    -------

Income (loss) before cumulative
  effect of accounting change ..................................         6        (12)       (24)       (51)
Cumulative effect of accounting change .........................        --         --       (305)        --
                                                                   -------    -------    -------    -------

Net income (loss) ..............................................   $     6    $   (12)   $  (329)   $   (51)
                                                                   =======    =======    =======    =======

Basic and diluted EPS ($/share)
               - before accounting change ......................   $  0.10    $ (0.20)   $ (0.38)   $ (0.81)
               - from accounting change ........................        --         --      (4.80)        --
                                                                   -------    -------    -------    -------
               - after accounting change .......................   $  0.10    $ (0.20)   $ (5.18)   $ (0.81)
                                                                   =======    =======    =======    =======

Weighted-average number of shares
  used to compute basic EPS ....................................    63.618     63.518     63.547     63.515

Weighted-average number of shares
  used to compute diluted EPS ..................................    63.938     63.518     63.547     63.515

MILLENNIUM CHEMICALS INC.
SEGMENT INFORMATION
(Millions)

TABLE II
                                                         2001                                    2002
                                       -------------------------------------------      ----------------------
                                        1Q       2Q       3Q        4Q         FY         1Q       2Q       3Q
                                        ------------------------------------------      ----------------------
EBITDA1
Titanium Dioxide                        49       40       42        29        160         31       34       42
Acetyls                                  2       10        2        (7)         7         (4)       7       12
Specialty Chemicals                      6        6        5         3         20          6        4        4
Other                                    1        -        2         2          5          3        3        1
                                        -----------------------------------------      -----------------------
REPORTED                                58       56       51        27        192         36       48       59
Equistar                                19       27       12        10         68         (2)      26       41
                                        -----------------------------------------      -----------------------
PRO FORMA TOTAL                         77       83       63        37        260         34       74      100

DEPRECIATION AND AMORTIZATION
Titanium Dioxide                        21       20       21        19         81         20       20       21
Acetyls                                  5        5        5         6         21          3        3        3
Specialty Chemicals                      2        2        2         2          8          2        2        2
                                        -----------------------------------------      -----------------------
REPORTED                                28       27       28        27        110         25       25       26
Equistar                                23       24       24        24         95         22       21       22
                                        -----------------------------------------      -----------------------
PRO FORMA TOTAL                         51       51       52        51        205         47       46       48

OPERATING INCOME1
Titanium Dioxide                        28       20       21        10         79         11       14       21
Acetyls                                 (3)       5       (3)      (13)       (14)        (7)       4        9
Specialty Chemicals                      4        4        3         1         12          4        2        2
Other                                    1        -        2         2          5          3        3        1
                                      -------------------------------------------      -----------------------
REPORTED                                30       29       23         -         82         11       23       33
Equistar                                (4)       3      (12)      (14)       (27)       (24)       5       19
                                       ------------------------------------------      -----------------------
PRO FORMA TOTAL                         26       32       11       (14)        55        (13)      28       52

NET SALES
Titanium Dioxide                       319      298      286       242      1,145        262      300      296
Acetyls                                 99       98       85        73        355         65       83       91
Specialty Chemicals                     26       23       22        19         90         24       22       24
                                      --------------------------------------------      ----------------------
REPORTED                               444      419      393       334      1,590        351      405      411
Equistar                               523      472      399       350      1,744        335      431      445
                                       ------------------------------------------       ----------------------
PRO FORMA TOTAL                        967      891      792       684      3,334        686      836      856

CAPITAL SPENDING
Titanium Dioxide                        23       26       23        10         82         12       11       14
Acetyls                                  2        3        -         1          6          -        -        1
Specialty Chemicals                      1        1        1         -          3          1        1        3
Other                                    2        3        -         1          6          -        -        -
                                       -------------------------------------------      ----------------------
TOTAL                                   28       33       24        12         97         13       12       18

1 EBITDA and operating income for purposes of this presentation exclude reorganization and plant closure charges recorded in the first and second quarters of 2001, and the second quarter of 2002 includes a $5 million adjustment of reserves due to favorable resolution of environmental claims related to predecessor businesses reserved for in prior years.

MILLENNIUM CHEMICALS INC.
CONSOLIDATED BALANCE SHEETS
(Millions)

TABLE III
                                                            September 30,              December 31,
                                                                2002                       2001
                                                        --------------------        -----------------

ASSETS
Current Assets
       Cash and cash equivalents                             $       119                 $    114
       Trade receivables, net                                        230                      215
       Inventories                                                   343                      370
       Other current assets                                           70                       61
                                                              ----------                ---------

           Total current assets                                      762                      760

Property, plant and equipment, net                                   845                      880
Investment in Equistar                                               608                      677
Deferred income taxes                                                 89                       72
Other assets                                                         258                      237
Goodwill                                                             103                      378
                                                              ----------                ---------

            Total assets                                      $    2,665                $   3,004
                                                              ==========                =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
       Notes payable                                          $        4            $          4
       Current maturities of long-term debt                           12                      11
       Trade accounts payable                                        199                     222
       Income taxes payable                                           12                       7
       Accrued expenses and other liabilities                        167                     139
                                                               ---------                --------

           Total current liabilities                                 394                     383

Long-term debt                                                     1,200                   1,172
Other liabilities                                                    514                     550
                                                               ---------                --------

           Total liabilities                                       2,108                   2,105
                                                               ---------                --------

Minority interest                                                     15                      21
Shareholders' equity                                                 542                     878
                                                               ---------                --------

            Total liabilities and shareholders' equity        $    2,665                 $ 3,004
                                                              ==========                ========

MILLENNIUM CHEMICALS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Millions)

TABLE IV
                                                                       Nine months ended
                                                                         September 30,
                                                            -------------------------------------
                                                                 2002                      2001
                                                                 ----                      ----
Cash flows from operating activities
   Net loss                                                 $    (329)               $      (51)
   Adjustments to reconcile net loss to
     net cash provided by operating activities:
      Cumulative effect of accounting change                      305                         -
      Write-off of assets related to plant closure                  -                        10
      Depreciation and amortization                                76                        83
      Deferred income tax benefit                                 (24)                      (40)
      Equity in loss of Equistar                                   45                        61
      Net change in trade working capital                         (67)                       65
      Securitization of accounts receivable                        56                         -
      Net change in other assets and liabilities                  (10)                      (61)
                                                            ---------                ----------

Cash provided by operating activities                              52                        67
                                                            ---------                ----------

Cash flows from investing activities
   Capital expenditures                                           (43)                      (85)
   Proceeds from sale of fixed assets                               -                         5
                                                            ---------                ----------

Cash used in investing activities                                 (43)                      (80)
                                                            ---------                ----------

Cash flows from financing activities
   Dividends to shareholders                                      (26)                      (26)
   Net proceeds of borrowings                                      24                        20
                                                            ---------                ----------

Cash used in financing activities                                  (2)                       (6)
                                                            ---------                ----------

Effect of exchange rate changes on cash                            (2)                       (7)
                                                            ---------                ----------
Increase (decrease) in cash and cash equivalents                    5                       (26)
Cash and cash equivalents at beginning of year                    114                       107
                                                            ---------                ----------

Cash and cash equivalents at end of period                   $    119                 $      81
                                                            =========                ==========